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                                                                   EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Verio Inc.:

     We consent to incorporation by reference in the registration statements (Nos. 333-57059 and 333-59451) on Form S-8 of Verio Inc. of our reports dated March 4, 1999 relating to the consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the related consolidated financial statement schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Verio Inc.

                                                      /s/ KPMG LLP







Denver, Colorado
March 26, 1999